Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2013 (except for Note 17 and the effect thereof, as to which the date is May 10, 2013), with respect to the consolidated financial statements and our report dated March 18, 2013 with respect to internal control over financial reporting included in the Annual Report PhotoMedex, Inc. on Form 10-K/A for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statement and Prospectus of PhotoMedex Inc. on Form S-3 (File No. 333-178751, effective January 13, 2012).

/s/FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel
May 10, 2013

E-23.1